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                                                                  Exhibit (p)(9)

                     TRANSAMERICA INVESTMENT MANAGEMENT, LLC

                                 CODE OF ETHICS

                          LAST REVISED December 9, 2005

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                                                                  Exhibit (p)(9)

                              STATEMENT OF PURPOSE

Transamerica Investment Management, LLC ("TIM") is a registered investment adviser under the Investment Advisers Act of 1940 (the "Advisers Act") and provides investment advisory services to various clients and accounts, including mutual funds. In recent years, the personal securities practices of investment advisers have come under increased regulatory scrutiny by the Securities and Exchange Commission ("SEC"). Investment advisers and their personnel owe clients the highest duty of trust and fair dealing and must place their clients' interests ahead of their own. Investment adviser personnel, when making investment decisions for themselves, may not place their personal interests ahead of the client's interests. Accordingly, conflicts of interest can arise when certain investment adviser personnel (e.g., those who may have knowledge of impending client transactions) buy and sell securities for their personal accounts ("personal investment activities"). TIM, as a registered investment adviser and an adviser to investment companies, is subject to the requirements relating to personal investment activities of both the Advisers Act and the Investment Company Act of 1940 (the "1940 Act") and therefore adopted this code of ethics (the "Code").

Rule 204A-1 under the Advisers Act requires registered investment advisers to adopt codes of ethics that set forth standards of conduct and require compliance with federal securities laws. Section 17(j) of the 1940 Act and Rule 17j-1 thereunder are intended to address the potential conflicts arising from the personal investment activities of investment company personnel, including the company's investment adviser. Rule 17j-1, in relevant part, (a) prohibits an investment adviser and its affiliated persons (e.g., officers, directors, employees) from engaging in fraudulent, deceptive or manipulative acts in connection with their personal transactions in securities held or to be acquired by the investment company, (b) requires the investment adviser to adopt a code of ethics reasonably designed to prevent their "access persons" (generally, personnel that are involved in the portfolio management process) from engaging in conduct prohibited by the rule, (c) requires the board of directors of investment companies to approve an adviser's code of ethics before retaining the services of such adviser and to approve material changes to such code, (d) requires access persons to periodically report their securities holdings and personal securities transactions, (e) requires the investment adviser to use reasonable diligence and institute procedures reasonably necessary to prevent violations of the code, and (f) requires the investment adviser to report annually to each board of directors issues arising under the code, including material violations and sanctions and to certify that the adviser has adopted procedures reasonably necessary to prevent access persons from violating the code.

In developing its Code under Rule 204A-1 and Rule 17j-1, TIM has given considerable thought to developing a code that would not unnecessarily inhibit responsible personal investment by professional investment personnel. TIM believes that personal investment experience over time can lead to better performance of the individual's professional investment responsibility. Accordingly, the Code is intended to permit personal investment subject to reasonable restrictions designed to address the concerns of possible conflicts of interests and to preclude any overreaching or violations of the federal securities laws.

You should note that this Code is applicable to all Supervised Persons of TIM, including employees, Directors and members of TIM's Management Committee, unless otherwise indicated

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                                                                  Exhibit (p)(9)

below. The Code addresses personal transactions in securities within the context of Rule 204A-1 under the Advisers Act and Section 17(j) and Rule 17j-1 of the 1940 Act. The Code does not encompass all possible areas of potential liability under the federal securities laws, including the 1940 Act and the Advisers Act. For instance, the federal securities laws preclude investors from trading on the basis of material, nonpublic information or communicating this information in breach of a fiduciary duty ("insider trading" or "tipping"). Other provisions of the 1940 Act also address transactions involving investment companies and their affiliated persons (such as, the investment adviser) which may involve fraud or raise other conflict issues. For example, Section 17(a) of the 1940 Act generally prohibits sales or purchases of securities or other property between a registered investment company and an affiliated person and Section 17(e) prohibits an affiliated person of a registered investment company, acting as agent, from receiving from any source any compensation (other than regular salary from the registered investment company) for the purchase or sale of any property to or for such company. Accordingly, persons covered by this Code are advised to seek advice before engaging in any transactions other than the regular performance of their normal business duties if the transaction directly or indirectly involves themselves and one or more of TIM's clients.

This Code is not intended to address other standards of ethical conduct which may be addressed by organizations comprised of professionals in a field. Nevertheless, Access Persons who are also Chartered Financial Analysts are reminded to review the Code of Ethics and Standards of Professional Conduct published by the CFA Institute as attached hereto as a reference document and consider requirements of such other guidelines in addition to the requirements of this Code.

Adherence to this Code and to the AEGON Core Values, Business Principles and Rules of Conduct attached hereto, is a fundamental condition of service with TIM, and persons covered by the Code bear full responsibility for ensuring that they and members of their immediate families and personal households comply with the provisions and intent of this Code. Only by careful adherence to the requirements and principles outlined in the Code can we protect and uphold the reputation of TIM.

Any questions regarding this Code should be addressed to TIM's Compliance Department.

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                                                                  Exhibit (p)(9)

I.    INTRODUCTION

      A. Individuals and Entities Covered by the Code. All Supervised Persons(1) are subject to the provisions of this Code.

      B. Fiduciary Duty. The Code is based on the principle that TIM and its Supervised Persons owe a fiduciary duty to clients and must avoid activities, interests and relationships that might interfere with making decisions in the best interests of any of our clients.

In light of this fiduciary obligation, no Supervised Person shall:

      o     Defraud any client in any manner;

      o Mislead any client, including by making a statement that omits material facts;

      o Engage in any act, practice or course of conduct which operates or would operate as a fraud or deceit upon any client;

      o     Engage in any manipulative practice with respect to any client; or

      o Engage in any manipulative practice with respect to securities, including price manipulation.

In addition to the above requirements, Access Persons must conduct their personal securities transactions in a manner which does not violate the Federal Securities Laws, interfere with client portfolio transactions or otherwise take unfair advantage of their relationship to the clients. The personal investment activities of Access Persons are subject to the following:

      o No Access Person shall enter into or engage in a securities transaction, business activity, or other relationship which may result in any financial or other conflict of interest between such person and any client;

      o No personal investment activities by an Access Person shall conflict with the duty to place the interests of clients before any personal interests;

      o Access Persons shall conduct all personal investment activities consistent with the requirements and standards set forth in this Code in such a manner as to avoid any actual or potential conflict of interest or any abuse of an individual's position of trust; and

      o No Access Person shall, directly or indirectly, take inappropriate advantage of his or her position with any client. This principle includes, but is not limited to, the following:

            o No Access Person in a fiduciary relationship with respect to a client shall profit, directly or indirectly, due to his or her position with respect to such client. A person who learns about any corporate opportunity due to his or her position may not take advantage of and profit from such corporate opportunity;

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' Capitalized words are defined in Section V (Definitions).

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                                                                  Exhibit (p)(9)

            o No Access Person shall accept any special favors, benefits or preferential treatment due to his or her fiduciary relationship with any client, except for the usual and ordinary benefits directly provided by TIM; and

            o No Access Person shall release any information regarding actual or contemplated securities transactions or holdings by any client or any actual or proposed client holding changes, except in the performance of employment duties, or in connection with any official report or disclosure which makes such information public knowledge.

      C. Comply With Federal Securities Laws. All Supervised Persons are required to comply with Applicable Federal Securities Laws.

      D. Comply With the Code. It is important that all Supervised Persons comply with the letter and the spirit of the Code, so as to avoid any conflict, or appearance of conflict. Doubtful situations should be resolved in favor of our clients. Technical compliance with the Code's procedures will not automatically insulate persons covered by the Code from scrutiny of any Securities Transactions that indicate an abuse of fiduciary duties.

      E. Comply With TIM's Insider Trading Policy. It is required that all Supervised Persons comply with the Company's Insider Trading Policy as set forth in this Code.

II.   PERSONAL SECURITIES TRANSACTIONS,

Certain personal trading activities may be risky not only because of the nature of the transactions, but also because action necessary to close out a position may, for some Access Persons, become prohibited while the position remains open (e.g. -- closing out short sales). Furthermore, if TIM becomes active in a given security, some Access Persons may find themselves "frozen" in a position. TIM will not bear any losses in personal accounts resulting from the application of this Code.

      A.    Pre-clearance Requirements for Access Persons.

      1. General Requirement. Any Securities Transaction (excluding open-end mutual funds; but not excluding advised or sub-advised funds) in which an Access Person has or acquires a Beneficial Interest must be pre-cleared with a Designated Compliance Representative.

      2. Trade Authorization Request Forms. Prior to entering an order for a Securities Transaction, the Access Person must complete a Trade Authorization Request form (Appendix 3) and submit the completed form to a Designated Compliance Representative. The form requires Access Persons to provide certain information and to make certain representations.

            Proposed Securities Transactions of a Designated Compliance Representative that require pre-clearance must be submitted to another Designated Compliance Representative.

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                                                                  Exhibit (p)(9)

      3. Review of Form. After receiving a completed Trade Authorization Request form, a Designated Compliance Representative will (a) review the information set forth in the form, (b) review information regarding past, pending, and contemplated transactions by any Managed Account, as necessary, and (c) as soon as reasonably practicable, determine whether to authorize the proposed Securities Transaction. The granting of authorization, and the date that authorization was granted, must be reflected on the form. The Designated Compliance Representative should keep one copy of the completed form for the Compliance Department and provide one copy to the Access Person seeking authorization.(2)

            No order for a Securities Transaction for which pre-clearance authorization is required may be placed prior to the receipt of written authorization of the transaction by a Designated Compliance Representative. Verbal approvals are not permitted.

      4. Length of Trade Authorization Approval. The authorization provided by a Designated Compliance Representative is effective until the earlier of (1) its revocation by the Chief Compliance Officer, (2) the close of business on the second trading day after the authorization is granted (for example, if authorization is provided on a Monday, it is effective until the close of business on Wednesday), or (3) the moment the Access Person learns that the information in the Trade Authorization Request form is not accurate. If the order for the Securities Transaction is not executed within that period, a new authorization must be obtained before the Securities Transaction is placed. Open orders, including stop loss orders, are not permitted.

      5. No Explanation Required for Refusals. In some cases, a Designated Compliance Representative may refuse to authorize a Securities Transaction for a reason that is confidential. Designated Compliance Representatives are not required to give an explanation for refusing to authorize any Securities Transaction.

      B. Additional Pre-clearance Requirements for Investment Personnel. In addition to the requirements noted in Section II.A., Investment Personnel are subject to the following requirement.

      1. Presentation to Senior Investment Personnel. Except for de minimis transactions as outlined in Section II. D. 2. a.; prior to pre-clearance of any equity Securities Transaction, when such equity Security is not owned by any Managed Account, an Investment Person must first submit the equity Security as a potential investment to the Chief Investment Officer, or in his absence to the Chief Executive Officer or the Head of the Equity Trading Desk of TIM. The CEO, CIO or Head of Equity Trading Desk must make a determination that the equity Security is not an appropriate investment of any clients nor under consideration for purchase or sale on behalf of any client before pre-clearance for such Security may be requested.

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(2) Once the Dataware Solutions PTA system is fully implemented, pre-clearance requests, approvals, reports and record keeping of such documents will be automated.

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                                                                  Exhibit (p)(9)

      C.    Prohibited Transactions.

      1. Always Prohibited Securities Transactions. The following Securities Transactions are prohibited and will not be authorized under any circumstances:

            a. Inside Information. Any transaction in a Security by an individual who possesses material nonpublic information regarding the Security or the issuer of the Security;

            b. Market Manipulation. Transactions intended to raise, lower, or maintain the price of any Security or to create a false appearance of active trading;

            c. Others. Any other transaction deemed by the Designated Compliance Representative to involve a conflict of interest, possible diversions of corporate opportunity, or an appearance of impropriety; and

            d. Issuer Restricted List. Any transaction in a Security of an issuer included on the list of issuers maintained by TIM that includes the name of any company (whether or not a client) as to which one or more individuals at TIM may have material information which has not been publicly disclosed must be placed on the issuer restricted list (the "Issuer Restricted List"). Employees should contact the Chief Compliance Officer or the Chief Investment Officer to place securities on the Issuer Restricted List. The Chief Compliance Officer and the Chief Investment Officer will then consult to make a determination as to whether a security should be placed on the Issuer Restricted List. If a security is placed on the Issuer Restricted List, the Compliance Department will send an e-mail to all employees notifying them that trading is restricted in that particular security. The Compliance Department will also input restrictions in TIM's active portfolio management systems to block trading as well as the Dataware Solutions PTA system to block trading in that particular security. The Chief Investment Officer and the Chief Compliance Officer will monitor the Issuer Restricted List on an on-going basis to determine whether a particular security should be removed from the list. If the determination is made that a particular security should be removed from the list, the Compliance Department will remove such security from the list and notify all employees via e-mail of the lifting of the restriction.

      2.    Generally Prohibited Securities Transactions. Unless exempted by
            Section II.D, the following Securities Transactions are prohibited and will not be authorized by a Designated Compliance Representative absent exceptional circumstances. The prohibitions apply only to the categories of Access Persons specified.

            a. Initial Public Offerings (Access Persons). Any purchase of a Security in an initial public offering;

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                                                                  Exhibit (p)(9)

            b. Three Business Day Blackout (all Access Persons). Any purchase or sale of a Security by an Access Person within three business days of a purchase or sale of the same Security (or Equivalent Security) by a Managed Account; or any purchase or sale on any day during which a Managed Account has a pending buy or sell order in the same Security (or Equivalent Security);

            c. Seven-Day Blackout (Investment Personnel only). Any purchase or sale of a Security by Investment Personnel within seven calendar days of a purchase or sale of the same Security (or Equivalent Security) by a Managed Account managed by that Investment Person. For example, if a client trades a Security on day one, day eight is the first day the Portfolio Manager may trade that Security for an account in which he or she has a Beneficial Interest;

            d. 60-Day Blackout (Access Persons). Upon written notice to the Chief Investment Officer and the Chief Compliance Officer, Access Persons may sell a security for tax reasons prior to the end of the calendar year; otherwise, Access Persons are subjected to a 60-Day Blackout Period for:(l) Purchase of a Security in which an Access Person acquires a Beneficial Interest within 60 days of a sale of that Security (or an Equivalent Security) in which such Access Person had a Beneficial Interest, and (2) sale of a Security in which an Access Person has a Beneficial Interest within 60 days of a purchase of that Security (or an Equivalent Security) in which such Access Person had a Beneficial Interest. As required under this Code, Investment Personnel must place the interests of clients first; they may not avoid or delay purchasing or selling a security for a client in order to profit personally;

            e. Short Sales. Any short sale of a Security when that Security is held long by any Managed Account; and

            f. Private Placements (Investment Personnel only). Acquisition of a Beneficial Interest in Securities in a private placement by Investment Personnel is strongly discouraged. A Designated Compliance Representative will give permission only after considering, among other facts, whether the investment opportunity should be reserved for a Fund and whether the opportunity is being offered to the person by virtue of the person's position as an Investment Person. Investment Personnel who have acquired a Beneficial Interest in Securities in a private placement are required to disclose their Beneficial Interest to the Compliance Department. If the Investment Person is subsequently involved in a decision to buy or sell a Security (or an Equivalent Security), the decision must be independently authorized by a Portfolio Manager with no personal interest in the issuer.

            g. Unregistered Funds (Access Persons). Investment in an unregistered fund, such as a partnership or hedge fund, is discouraged and requires prior written approval from the Code of Ethics Committee.

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                                                                  Exhibit (p)(9)

      D. Exemptions. Exemptions to certain technical aspects of the Code do not exempt any Access Person from his/her fiduciary duty to clients as set forth in Section I.B. For example, an Access Person would violate the Code by using an exemption to purchase a security in advance of a large order that the Access Person knew was being placed for a client.

      1. Exemption from Treatment as a Prohibited Transaction. The following Securities Transactions are exempt from the prohibited transaction restrictions set forth in Section II.C.2 (other than clauses (a) and (f) of Section II.C.2) and the Pre-Clearance requirements of Section
            II. A:

            a. Mutual Funds. Any purchase or sale of a Security issued by any registered open-end investment companies except for TIM advised or sub-advised funds;

            b. No Knowledge. Securities Transactions where the Access Person has no knowledge of the transaction before it is completed (for example, Securities Transactions effected for an Access Person by a trustee of a blind trust, or discretionary trades involving an investment partnership or investment club, in connection with which the Access Person is neither consulted nor advised of the trade before it is executed);

            c. Securities issued by AEGON, NV. Any purchase or sale of securities issued by AEGON, NV or its subsidiaries;

            d. Municipal Fixed-Income Securities. Any purchase or sale of face value of $250,000 or less of a municipal fixed-income security;

            e. Certain Corporate Actions. Any acquisition of Securities through stock dividends, dividend reinvestments, stock splits, reverse stock splits, mergers, consolidations, spin-offs, or other similar corporate reorganizations or distributions generally applicable to all holders of the same class of Securities;

            f. Automatic Investment Plans. Any acquisitions of a security pursuant to a systematic investment plan that has previously been approved pursuant to the Code. A systematic investment plan is one pursuant to which a prescribed investment will be made automatically on a regular, predetermined basis without affirmative action by the Access Person;

            g. Options-Related Activity. Any acquisition or disposition of a security in connection with an option-related Securities Transaction that has been previously approved pursuant to the Code. For example, if an Access Person receives approval to write a covered call, and the call is later exercised, the provisions of Sections II.A. and II.C. are not applicable to the sale of the underlying security;

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                                                                  Exhibit (p)(9)

            h. Rights. Any acquisition of Securities through the exercise of rights issued by an issuer pro rata to all holders of a class of its Securities, to the extent the rights were acquired in the issue;

            i. Acquisition by Gift or Inheritance. The acquisition of securities by gift or inheritance is exempt from all trading restrictions; except spousal gifts which require pre-clearance;

            J Government Securities. Any purchase or sale of direct obligations of the U.S. or Canadian government (e.g., Treasury securities), any Canadian Provincial government, or any derivative thereof, or obligations of agencies and instrumentalities of the U.S. or Canadian government with a remaining term to maturity of one year or less, or any derivative thereof;

            k. Money Market Instruments. Any purchase or sale of money market instruments, such as certificates of deposit, bankers' acceptances, repurchase agreements, and commercial paper; and

            1. Miscellaneous. Other Securities as may from time to time be designated in writing by the Code of Ethics Committee on the ground that the risk of abuse is minimal or non-existent.

      2. Limited Exemption from Treatment as a Prohibited Transaction. The following Securities Transactions are exempt from the prohibited transaction restrictions set forth in Section II.C.2.b and c only. They are not exempt from the pre-clearance requirements set forth in
            Section II.A:

            a. De Minimis Transactions. The prohibitions in Section II.C.2.b and c are not applicable to the following transactions:

               i. Equity Securities. Any equity Security Transaction, or series of related Securities Transactions, effected over a thirty (30) calendar day period, which meets each of the following criteria:

                  (i) The Security has a market capitalization in excess of $5 billion;

                  (ii) The Security Transaction involves 3000 shares or less in the aggregate; and

                  (iii) The Security Transaction totals $250,000 or less in the aggregate.

               11. Fixed Income Securities. Any fixed income Security Transaction, or series of related Securities Transactions, effected over a thirty (30) calendar day period, involving $250,000 principal amount or less in the aggregate.

      3. Exemption from Treatment as a Prohibited Transaction. The following Securities Transactions are exempt from the prohibited transaction restrictions that are set forth in Section II.C.2. They are not exempt from the pre-clearance requirements set forth in Section
            II.A:

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                                                                  Exhibit (p)(9)

            a.    Securities Held in Index-Managed Accounts. The prohibitions in
                  Section II.C.2.b & c are not applicable to any Securities Transaction involving shares of a Security where the only Managed Account which maintains a position or is transacting in such Security is an account managed to match the composition of a broad-based, unmanaged index as closely as possible (e.g. - a Managed Account designed to hold securities in substantially the same proportion as the Standard & Poor's 500 Index).

            b. Options on Broad-Based Indices. The prohibitions in Section II.C.2 b, c, and d are not applicable to any Securities Transaction involving options on certain broad-based indices designated by the Compliance Department. The broad-based indices designated by the Compliance Department may be changed from time to time and presently consist of the S & P 500, the S & P 100, NASDAQ 100, Nikkei 300, NYSE Composite, and Wilshire Small Cap indices.

      E.    Reporting Requirements.

      1. Initial and Periodic Disclosure of Personal Holdings by Access Persons. Unless excepted by Subsection F of this Section II, within
            (a) ten (10) days of being designated as an Access Person and (b) thereafter on an annual basis, each Access Person must (1) upload his/her initial holdings into the Dataware Solutions PTA system and
            (2) disclose all Securities in which such Access Person has a Beneficial Interest as well as custodian and Mutual Fund Accounts (only those funds advised or sub-advised by TIM) on one or more of the following forms(3): the Investment Personnel Representation Form; Account Information Form; and/or Mutual Fund Account Information Form (Appendix 2, Appendix 7 and Appendix 4.

            The information submitted must be current as of a date no more than 45 days prior to (i) in the case of the first holding report submitted by such Access Person, the date the person becomes an Access Person and (ii) in all other cases, the date the report was submitted. Each holdings report must contain, at a minimum, the following information:

            (a) the title and type of security, and as applicable, the exchange ticker or CUSIP number, number of shares, and the principal amount of each Security in which the individual has any direct or indirect Beneficial Interest;

            (b) the name of any financial institution (the term financial institution includes, among others, banks, brokers and/or dealers) with whom the Access Person maintained an account in which any Securities are held for the direct or indirect benefit of the Access Person; and

            (c) the date the report is submitted by the individual Access
            Person.

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(3) Any paper filings of appendices, forms or certifications referenced in this
Code may be submitted electronically via the Dataware Solutions PTA system.

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                                                                  Exhibit (p)(9)

            Even if an account at a financial institution contains no Securities Transactions or has never been used, disclosure of the account is still required under this Code.

      2. Quarterly Transaction Reports. Unless excepted by Subsection F of this Section II, no later than thirty days after the end of the calendar quarter, each Access Person must report to the Compliance Department, the following information:

            a. With respect to any transaction during the quarter in a Reportable Security in which the Access Person has, or by reason of such transaction acquires, any direct or indirect beneficial ownership in the Reportable Security:

                  i. The date of the transaction, the title and type of security (and as applicable the exchange ticker symbol or CUSIP number), the interest rate and maturity date (if applicable), the number of shares (for equity securities) and the principal amount (for debt securities) of each Reportable Security involved;

                  11. The nature of the transaction (i.e., purchase, sale or any other type of acquisition or disposition);

                  iii. The price of the Reportable Security at which the transaction was effected;

                  iv. The name of the broker, dealer or bank with or through which the transaction was effected; and

                  v.    The date that the report is submitted by the Access
                        Person.

            b. With respect to any account established by the Access Person in which any Securities were held during the quarter for the direct or indirect benefit of the Access Person:

                  i. The name of the broker, dealer or bank with whom the Access Person established the account;

                  11.   The date the account was established; and

                  111.  The date that the report is submitted by the Access
                        Person.

      3. Opening of Accounts, Confirmation of Securities Transactions and Periodic Brokerage Statements.

            a. Every Access Person shall notify the Compliance Department, in writing of the opening of any brokerage or other account in which any Securities are held for the Access Person's direct or indirect benefit. Access Persons are required to report the opening of a new account by completing the New Account(s) Report that is attached as Appendix 7 and/or the Mutual Fund Account Information Form that is attached as Appendix 4. The Compliance Department will then send a letter to that financial institution requesting to receive directly from that institution duplicate copies of each confirmation for each such transaction and periodic statements for each account in which such Access Person has a Beneficial Interest. In addition, every Access Person shall direct his or her broker or brokers to supply to the Compliance Department, on a timely basis, duplicate copies of confirmations of all

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                                                                  Exhibit (p)(9)

                  securities transactions and copies of periodic statements for all securities accounts in which such Access Person acquires or foregoes direct or indirect beneficial ownership. If an Access Person is not able to arrange for duplicate confirmations and periodic statements to be sent, the Access Person must immediately notify the Compliance Department.

            b. Duplicate copies of confirmations of transactions and periodic statements for securities accounts that include all of the information required by Section II.E.2. may be submitted in lieu of the quarterly transaction reports required by Section II.E.2.; provided, the Compliance Department receives such confirmations and statements no later than thirty days after the end of the applicable quarter.

      F. Exceptions to Reporting Requirements. A person need not make a report under Section II.E. of this Code with respect to transactions effected for any account over which the person has no direct or indirect influence or control or transactions effected pursuant to an Automatic Investment Plan where the pre-set schedule or allocation has not been overridden by the Access Person.

      G. Disclaimers. Any report of a Security Transaction for the benefit of a person other than the individual in whose account the transaction is placed may contain a statement that the report should not be construed as an admission by the person making the report that he or she has any direct or indirect beneficial ownership in the Security to which the report relates.

      H. Availability of Reports. All information supplied pursuant to this Code may be available for inspection to the Chief Executive Officer and the Chief Investment Officer of TIM, the Code of Ethics Committee, the Compliance Department, Designated Compliance Representatives, the Access Person's department manager (or designee), any party to which any investigation is referred by any of the foregoing, the U.S. Securities Exchange Commission ("SEC"), and any state securities commission.

      I. Review of Personal Securities Transactions. All reports will be reviewed by the Compliance Department in order to detect potential violations of the Code. If the Compliance Department determines that a violation of the Code may have occurred, the Chief Compliance Officer will conduct an investigation of the facts and circumstances surrounding the potential violation.

      If a non-material violation is found, the Chief Compliance Officer has discretion to sanction the individual by issuing a letter of caution or warning, requiring reversal of a transaction or such other remedy as appropriate. A report of the investigation with the conclusion as handled by the Chief Compliance Officer will be forwarded to the Code of Ethics Committee. Repeated non-material violations that result in an unacceptable pattern of behavior shall be referred to the Code of Ethics Committee for resolution.

      All material violations are immediately reported to the Code of Ethics Committee for action as outlined in Section IV. (Compliance with the Code of Ethics) of this Code

III. FIDUCIARY DUTIES

                                                                  Exhibit (p)(9)

      A. Confidentiality. Access Persons are prohibited from disclosing information relating to the investment intentions, activities or portfolios of the Managed Accounts, except to persons whose responsibilities require knowledge of the information.

      B. Conflicts of Interest. All Supervised Persons must avoid situations where their personal interests conflict with, or even appear to conflict with, the interests of TIM or its clients. If a Supervised Person engages in any activity or transaction which might cause a conflict between personal interests and TIM's interests, information about that potential conflict must be disclosed in advance to the Chief Compliance Officer. If an employee is uncertain as to whether a real or apparent conflict exists in any particular situation, the employee should consult the Chief Compliance Officer immediately.

      C.    Insider Trading Policy.

      1. Generally. Insider trading is improper trading in securities on the basis of price sensitive information that is not generally available to others. If any Supervised Person has actual or imputed knowledge about securities that is price sensitive and is not generally available (and is aware or should be aware of this) then such Supervised Person must not:

            o     buy or sell those securities

            o recommend or suggest to others that they buy or sell those securities

            o communicate the information to another person the Supervised Person knows would be likely to use the information to buy or sell securities

            Insider trading is prohibited by the law and a violation of the Insider Trading and Securities Fraud Enforcement Act of 1988. Breaches of this prohibition may result in fines of up to $200,000 and/or up to 5 years' imprisonment. A breach of this insider trading policy is also grounds for disciplinary action, including suspension or termination of employment.

      2. Statement of Policy. Insider trading and tipping by TIM, its directors, officers, employees, and any individuals or entities directly or indirectly related to such individuals or under TIM's direct or indirect control is strictly prohibited. Every Supervised Person must be familiar with and observe this policy. Any Supervised Person in doubt about the application of this policy should consult with TIM's Chief Compliance Officer before proceeding with any transaction.

      3. Consequences of a breach of insider trading policy. Insider trading conduct can lead to individual liability as well as damage to the reputation of the TIM. Insider trading is prohibited by law and a breach of this prohibition can result in fines of up to $200,000 against the person involved as well as up to five years' imprisonment on each count. A breach of TIM's Insider Trading Policy by directors, officers or employees may also result in disciplinary action by TIM including but not limited to suspension or termination of employment.

                                                                  Exhibit (p)(9)

      4. What is insider trading? Insider trading means buying or selling shares or other securities on the basis of material or price sensitive information that is not generally available to others. It includes procuring or inducing another person to buy or sell securities about which insider information is known.

      5. What is prohibited? The law prohibits a person who is an insider from:

            o subscribing for, purchasing or selling or entering into an agreement to subscribe for, purchase or sell any securities about which price sensitive information which is not generally available is known;

            o procuring, inciting, inducing or encouraging any other person to subscribe for, purchase or sell securities about which price sensitive information which is not generally available is known;

            o trading on the stock market in securities about which price sensitive information which is not generally available is known; or

            o directly or indirectly communicating price sensitive information which is not generally available to another person if the insider knows or ought reasonably know that the other person would be likely to subscribe for, purchase or sell securities or procure a third person to do so.

      6 Who is an "insider"? An "insider" is any person who possesses information that is not generally available where that information would reasonably be expected to have a material effect on the price or value of securities of the company.

            An insider is anyone who has inside information, whether or not they are associated in any way with the company concerned. It is irrelevant how the information was obtained.

      7 When does a Supervised Person possess inside information? A Supervised Person is in possession of inside information when he or she has actual or imputed knowledge of information about securities that is not generally available and is price sensitive and he or she knows or ought reasonably to know that the information is not generally available and is price sensitive.

      8 When is information generally available? Information is generally available if it is:

            o     readily observable;

            o     made known to persons who commonly invest in securities; or

            o a deduction, conclusion or inference of information which is readily observable or has been made known to persons who commonly invest in securities.

            For example, the following information would be considered to be generally available:

            o general market information that has been announced to a stock exchange or is contained in a public announcement by the company concerned;

                                                                  Exhibit (p)(9)

            o information obtained by investment research which is based on information freely made available by companies to the researcher and is generally made available to anyone making similar enquiries; or

            o     published information of investment advisers and brokers.

            Before information can be considered to be generally available, a reasonable period must have elapsed after the information was first made known, for the information to be disseminated among investors. Generally, this means that a person who has access to inside information should wait 72 hours after that information is announced publicly before dealing in securities.

      9. When is information material or price sensitive? Information will be regarded as material or price sensitive where a reasonable person would expect the information to have a significant effect on the price or value of the securities. A significant effect on price or value exists where the information is likely to influence people who commonly invest in securities in deciding whether to subscribe for, buy or sell those securities.

      10. How can a Supervised Person check to determine if he or she has inside information? It will often be difficult to determine whether any particular information is inside information. In cases where a Supervised Person knows information is price sensitive and not generally available he or she should immediately treat that information as inside information.

            If the Supervised Person does not know if the information is material or price sensitive and not generally available he or she should consider whether there is anything about the information and the surrounding circumstances which could mean that he or she ought reasonably to know that the information is material or price sensitive and not generally available. If there is anything to suggest this, the Supervised Person must treat the information as inside information until he or she becomes certain whether or not it is inside information.

            If a Supervised Person is not certain whether he or she has inside information, he or she should contact TIM's Chief Compliance Officer before engaging in any securities transaction.

      11. What is tipping? Tipping involves an insider communicating either directly or indirectly inside information to another person when the insider knows or should reasonably know that the other person would or is likely to use that information to deal in securities or to induce a third party to deal in the securities. Tipping is a form of insider trading and is also prohibited by the law.

      12. When can a Supervised Person deal in securities? There are certain times when it may be possible to deal in securities because at these times generally all price sensitive information is publicly available. These are:

            o when there is a current prospectus issued by the relevant company

                                                                  Exhibit (p)(9)

                  o for up to 30 days after the release of half yearly and final results and any dividend announcements

                  o during the period from 3 days after the release of the annual report to 30 days after the annual general meeting

                  o     for a new issue, while rights are being traded

                  o where the shares are acquired pursuant to an approved employee share scheme or dividend reinvestment scheme.

            Despite these "windows", if a person obtains material or price sensitive information which is not generally available during this time, that person must not deal in the securities or procure another person to deal in the securities.

      13. What if the Supervised Person is not sure? If a Supervised Person is not sure whether he or she may deal in securities consistently with this policy he or she should discuss the situation with TIM's Chief Compliance Officer.

      D.    Ethical Wall Screening Policy.

      1. Introduction. TIM is an affiliate of Transamerica Corporation, which is a wholly owned subsidiary of AEGON, N.V. TIM operates as a separate core business unit within AEGON. TIM's advisory business, its management, portfolio managers and employees are contained within TIM's structure. TIM does provide portfolio management services under agreements with certain AEGON affiliates.

      2. General Policies. TIM's ethical wall prohibits the sharing of sensitive, non-public client information between authorized personnel and other parties unless specifically excepted below. Nevertheless, investment personnel and employees of TIM have access to client information to fulfill their business responsibilities to the client. However, TIM does not provide unrestricted access to all employees and computer systems are protected through the use of passwords. For example, only traders and portfolio managers may access the trading system to place orders for clients.

      3. Procedures to Protect Unauthorized Disclosure. Client information includes any current non-public information about TIM's exercise of its investment or voting authority relating to the client's portfolio securities, pending transactions, principal factors underlying the portfolio manager's decisions or any other information that TIM deems necessary to secure.

            To prevent information exchange among authorized and unauthorized parties, TIM may implement whatever measures necessary including, but not limited to, separating common support staff, restricting access to various computer platforms and providing notice about potential conflicts to all employees.

      4. Exceptions. Under certain circumstances, TIM may share client information with employees or other persons that do not regularly interact with the trading of client assets. In any event, sharing is permissible only when such persons need the information to properly perform their responsibilities to the client or TIM.

                                                                  Exhibit (p)(9)

            o The Chief Compliance Officer may approve exceptions on a case-by-case basis provided that the disclosure is no broader than intended to complete the stated objective;

            o As necessary or required to satisfy legal and regulatory requirements imposed by federal and state authorities; o To assist legal counsel, accountants, consultants or other parties in their specific role to TIM in preparing or reviewing legal, audit or other materials;

            o To client service employees or representatives of TIM in the ordinary course of their duties; and

            o Under any contractual relationship between TIM and other parties including broker-dealer wrap sponsors or fund service providers.

      5. Monitoring and Review of Ethical Wall Screen. Supervised Persons should notify the Chief Compliance Officer if there is a violation of this policy. The Chief Compliance Officer will refer any breach of this policy to the General Counsel for appropriate action. The General Counsel will investigate the allegations and determine what sanctions, if any, are appropriate. The Chief Compliance Officer will review this policy at least annually with the employees of TIM.

      E. Gift and Entertainment Policy. The following provisions on gifts apply to all Investment Personnel.

      1. Cash Gifts. The receipt or donation of cash gifts of any amount is strictly prohibited.

      2. Accepting Gifts. Access Persons and their Immediate Family are prohibited from receiving, directly or indirectly, any gift of material value from any single Business Relationship. A gift will be considered material in value if it influences or gives the appearance of influencing the recipient.

            In the event the aggregate fair market value of all gifts received by you from any single Business Relationship is estimated to exceed $250 in any 12-month period, you must immediately notify your manager. Managers who receive such notification must report this information to the Compliance Department.

            Occasionally, TIM personnel are invited to attend or participate in conferences, tour a company's facilities, or meet with representatives of a company. Such invitations may involve traveling and may require overnight lodging. Generally, all travel and lodging expenses provided in connection with such activities must be paid for by TIM.

            Research personnel who are invited to participate in conferences and other client outings that may give rise to the appearance of a conflict of interest or excessive receipt of a gift, must first seek approval of his or her manager and the Chief Compliance Officer.

      3. Solicitation of Gifts. Access Persons may not solicit gifts or gratuities.

                                                                  Exhibit (p)(9)

      4. Giving Gifts. Access Persons and members of their Immediate Family may not give, directly or indirectly, any gift, series of gifts, or other thing of value, including cash, loans, personal services, or special discounts, in excess of $250 per year to any Business Relationship.

      5. Customary Business Amenities. Customary business amenities are not considered gifts so long as such amenities are business related, reasonable in cost, appropriate as to time and place and neither so frequent nor so costly as to raise any questions of impropriety. In order for such amenities to be considered business related, the offeror must accompany the recipient to the event. Customary business amenities which Access Persons and, if appropriate, your guests, may accept or give include an occasional meal, a ticket to a sporting event or the theater, green fees, an invitation to a reception or cocktail party, or comparable entertainment.

      6. Reporting. All gifts (given or received) with a fair market value meeting or exceeding $250.00 must be reported to the Compliance Department on the attached Gift and Entertainment Form attached in Appendix 8.

      F. Political Contributions; Loans. The following provisions apply to all Investment Personnel.

      1. Political Contributions. Direct or indirect contribution of funds or other property of TIM's in connection with the election of a candidate is strictly prohibited. For these purposes, use of company facilities and equipment for political activities is considered a contribution, and thus is prohibited.

      2. Financial Loans. Receiving or giving financial loans to clients or providers of goods or services with whom TIM deals, except those who engage in lending in the usual course of their business and then only on terms offered to others in similar circumstances, without special treatment as to interest rates, repayment terms, security, and other provisions, is strictly prohibited.

      G. Corporate Opportunities. Access Persons may not take personal advantage of any opportunity properly belonging to TIM or to any client. For example, an Investment Person should not acquire a Beneficial Interest in a Security of limited availability without first offering the opportunity to purchase such Security to the Portfolio Manager for the relevant client.

      H. Undue Influence. Access Persons may not cause or attempt to cause any client to purchase, sell or hold any Security in a manner calculated to create any personal benefit to the Access Person. If an Access Person stands to benefit materially from an investment decision for a client, and the Access person is making or participating in the investment decision, then the Access Person must disclose the potential benefit to those persons with authority to make investment decisions for the client (or, if the Access Person in question is an Investment Person with authority to make investment decisions for the client, to the Compliance Department). The person to whom the Access Person reports the interest, in consultation with the Compliance

                                                                  Exhibit (p)(9)

Department, must determine whether or not the Access Person will be restricted in making or participating in the investment decision.

      I. Service as a Director. No Investment Person may serve on the board of directors of a publicly held or privately held for-profit company absent prior written authorization by the Code of Ethics Committee. This authorization will rarely, if ever, be granted and, if granted, will normally require that the affected Investment Person be isolated, through an Ethical Wall or other procedure, from those making investment decisions related to the issuer on whose board the Investment Person sits.

      J. Compensation, Consulting Fees, and Honorariums. Each employee who has received proper approval to serve in an outside organization or to engage in other outside employment, is permitted to retain all compensation paid for such service unless otherwise provided by the terms of the approval. The amount of the compensation must be reported to the Code of Ethics Committee. Honorariums received by an employee for publications, public speaking appearances, instructing courses at educational institutions, etc., may be retained by the employee. Any questions concerning the permissible retention of compensation should be directed to the Chief Compliance Officer.

      K. Participation in Public Affairs. TIM encourages its employees to support community activities and political processes. Normally, voluntary efforts take place outside of regular business hours. If voluntary efforts require corporate time, prior approval should be obtained from the employee's manager. Employees who wish to accept an appointive office, or run for elective office, must first obtain approval from the Code of Ethics Committee. Employees who obtain approval to seek an elective office must campaign for such office on their own time and may not use TIM property or services for such purposes. In all cases, employees participating in political activities do so as individuals and not representatives of TIM. To prevent any interpretation of sponsorship or endorsement by TIM, neither the TIM name nor its address should be used in material mailed or funds collected, nor except as necessary biographical information, should TIM be identified in any advertisements or literature.

      L. Serving as Treasurer of Clubs, Churches, and Lodges. Employees may act as treasurers of clubs, churches, lodges, or similar organizations. However, funds belonging to such organizations must be kept in separate accounts and not commingled in any way with the employee's personal accounts or TIM's accounts.

      M. Fiduciary Appointments. An employee may not accept appointments as executor, trustee, guardian, conservator or other fiduciary, or any appointment as consultant in connection with a fiduciary matter, whether or not it is related to the business of TIM, without the prior approval of the Code of Ethics Committee. This policy does not apply to appointments involving estates of members of the family of an employee.

      N. Participation in the Securities Business. Outside employment as a securities broker, agent, representative or financial consultant is strictly prohibited.

      0. Personal Financial Responsibility. Imprudent personal financial management may affect job performance and lead to more serious consequences for employees in positions of trust. In

                                                                  Exhibit (p)(9)

particular, employees are not permitted to borrow from clients, or from providers of goods or services with whom TIM deals, except those who engage in lending in the usual course of their business and then only on terms offered to others in similar circumstances, without special treatment as to interest rates, repayment terms, security, and other provisions.

      P. Corporate Property or Services. Employees are not permitted to act as principal for either themselves or their immediate families in the supply of goods, properties or services to TIM. Purchase or acceptance of corporate property or use of the services of other employees for a personal purpose are also prohibited.

      Q. Expression of Personal Opinions as a Corporate Employee. It is inappropriate for employees to use official corporate stationary for either personal correspondence or other non job related purposes.

      R.    Giving Legal or Tax Advice to Clients.

      1. Legal Advice. TIM cannot practice law or provide legal advice. Employees should avoid statements that might be interpreted as legal advice. Questions in this area should be referred to the General Counsel.

      2. Tax or Investment Advice. Employees should avoid giving clients advice on tax matters, or in the preparation of tax returns, or in investment decisions, except as may be appropriate in the performance of an official fiduciary or advisory responsibility, or as otherwise required in the ordinary course of the employee's duties.

IV. COMPLIANCE WITH THE CODE OF ETHICS

A.    Code of Ethics Committee

            1 . Membership, Voting and Quorum. The Code of Ethics Committee shall act by majority vote with four members constituting a quorum. Vacancies may be filled and, in the case of extended absences or periods of unavailability, alternates may be selected, by a majority vote of the remaining members of the Committee; provided, however, that at least one member of the Committee shall also be a member of the Compliance Department.

            2. Investigating Violations of the Code. All Supervised Persons are responsible for reporting any suspected violations of the Code to the Chief Compliance Officer immediately upon detection. Supervised Persons are cautioned that failure to comply with the policies herein or applicable law may subject the employee and TIM to a wide range of civil and/or criminal liability.

            TIM is committed to fostering a culture of compliance. All reports of violations will be treated confidentially to the extent permitted by law and will be investigated promptly. Reports of violations may be made anonymously. Retaliation against

                                                                  Exhibit (p)(9)

            any persons reporting a violation of the Code is strictly prohibited and is a violation of this Code which may result in the sanctions set forth in this Section IV.

            The Chief Compliance Officer will use all available resources to the Compliance Department to investigate any suspected violation of the Code and shall report the results of each investigation to the Code of Ethics Committee. The Code of Ethics Committee is responsible for reviewing the results of any investigation of any reported or suspected violation of the Code. Any violation of the Code by an Access Person will be reported to the Boards of Directors of the relevant mutual funds for which TIM serves as the investment adviser or sub-adviser no less frequently than on a quarterly basis.

      3. Annual Reports. The Code of Ethics Committee will review the Code at least once a year, in light of legal and business developments and experience in implementing the Code, and will issue a report, as requested, to each Managed Account:

            a. Summarizing existing procedures concerning personal investing and any changes in the procedures made during the past year;

            b. Identifying any violation requiring significant remedial action during the past year; and

            c. Identifying any recommended changes in existing restrictions or procedures based on its experience under the Code, evolving industry practices, or developments in applicable laws or regulations.

      B.    Remedies

      1. Sanctions. If the Code of Ethics Committee determines that an Access Person has committed a violation of the Code, the Committee may impose sanctions and take other actions as it deems appropriate, including a letter of caution or warning, suspension of personal trading rights, suspension of employment (with or without compensation), fine, civil referral to the Securities and Exchange Commission, criminal referral and termination of the employment of the violator for cause. The Code of Ethics Committee may also require the Access Person to reverse the transaction in question and forfeit any profit or absorb any loss associated or derived as a result. The amount of profit shall be calculated by the Code of Ethics Committee and shall be forwarded to a charitable organization selected by TIM, unless otherwise prescribed by law. However, if disgorgement is required as a result of trades by a Portfolio Manager that conflicted with Managed Accounts managed by that Portfolio Manager, disgorgement proceeds shall be paid directly to such Managed Accounts. If disgorgement is required under more than one provision, the Code of Ethics Committee shall determine in its sole discretion the provision that shall control.

      2. Sole Authority., The Code of Ethics Committee has sole authority, subject to the review set forth in Section IV.B.3 below, to determine the remedy for any violation of the Code. Failure to promptly abide by a directive to reverse a trade or forfeit profits may result in the imposition of additional sanctions.

                                                                  Exhibit (p)(9)

      3. Review. Whenever the Code of Ethics Committee determines that an Access Person has committed a violation of this Code that merits remedial action, it will report no less frequently than quarterly or as requested, to the applicable mutual funds for which TIM serves as the investment adviser or sub-adviser, information relating to the investigation of the violation, including any sanctions imposed.

      C. Exceptions to the Code. Although exceptions to the Code will rarely, if ever, be granted, the Code of Ethics Committee may grant exceptions to the requirements of the Code on a case by case basis if the Committee finds that the proposed conduct involves negligible opportunity for abuse. All such exceptions must be in writing.

      D. Monitoring Procedures. The Compliance Department will monitor the personal investment activities of Access Persons. The Compliance Department shall review the reports and confirmations filed by each Access Person. In monitoring these transactions, the reviewer may also, among other things:

      1. Compare pre-clearance logs for purchases of securities in initial holdings reports and confirmation statements or other holdings reports for discrepancies;

      2. Compare confirmation statements or other transaction or holdings reports with client transactions to determine if any potential conflict existed;

      3. Compare annual reports of personal holdings with client transactions during the same 12-month period;

      4. Notify immediately an employee of an apparent discrepancy or potential conflict, request a written explanation, report the apparent discrepancy or potential conflict to the Code of Ethics Committee, and take corrective action if necessary;

      5. Provide continuing education programs to remind employees of the importance of the Code provisions and to provide a special opportunity to ask questions; and

      6. Review the Code and the effectiveness of its implementation on an annual basis and recommend updates to the Code and its procedures as necessary or appropriate.

      E.    Duties of the Compliance Department

      1. Review Reports. The Compliance Department shall review the reports submitted under Section II.E.

      2. Notification of Reporting Obligation. The Human Resources Department shall update Personnel lists to include new Access Persons and Supervised Persons and shall notify those persons of their reporting obligations hereunder and to update the Compliance Department, as well as ensure proper dissemination of this Code to all Supervised Persons, including any amendments to this Code.

      F. Modifications to the Code. The Code of Ethics Committee shall have the authority from time to time to make modifications to the Code as may be required given circumstances arising in daily business or as required by regulation.

      G.    Duty to Provide Copy of the Code; Related Certifications.

                                                                  Exhibit (p)(9)

      1. Each new employee or Supervised Person will be given the Code upon becoming an employee or Supervised Person, and thereafter will receive any amendments thereto. Within ten (10) days after such initial receipt of the Code or any distributions of amendments thereto, the employee or Supervised Person must acknowledge that he or she has read and understood the Code and understands that he or she is subject to the Code's provisions.

      2. All Supervised Persons will be required to acknowledge on an annual basis that they: (a) have read and understood the Code, (b) recognize that they are subject to the Code, and (c) have complied with the requirements of the Code. In addition, all Access Persons will be required to certify on an annual basis that they have disclosed or reported all personal securities transactions required thereunder. A form of the acknowledgment is attached as Appendix 1.

      H. Inquiries Regarding the Code. The Compliance Department will answer any questions about this Code or any other compliance-related matters.

V. DEFINITIONS

When used in the Code, the following terms have the meanings set forth below:
"Access Person" means:

            (a) any Supervised Person of TIM who (i) has access to nonpublic information regarding any client's purchase or sale of Securities; (ii) has access to nonpublic information regarding the portfolio holdings of any Reportable Fund; or (iii) makes, participates in or obtains information regarding the purchase or sale of Securities for any Managed Account, or whose functions relate to the making of recommendations with respect to Managed Account transactions;

      (2)   all of the directors and officers of TIM; and

      (3)   such other persons as the Compliance Department shall designate.

Any uncertainty as to whether an individual is an Access Person should be brought to the attention of the Compliance Department. Such questions will be resolved in accordance with, and this definition shall be subject to, the definitions of "Access Person" found in (i) Rule 17j- l (a)(l ) promulgated under the 1940 Act and (ii) Rule 204A promulgated under the Advisers Act.

"Applicable Federal Securities Laws" means the Securities Act of 1933, the Securities Exchange Act of 1934, the Sarbanes-Oxley Act of 2002, the Investment Company Act of 1940, the Investment Advisers Act of 1940, Title V of the Gramm-Leach-Bliley Act, any rules adopted by the SEC under any of these statutes, the Bank Secrecy Act as it applies to funds and investment advisers, and any rules adopted thereunder by the SEC or the Department of the Treasury.

"Beneficial Interest" means the opportunity, directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise, to profit, or share in any profit derived from, a transaction in the subject Securities.

                                                                  Exhibit (p)(9)

An Access Person is deemed to have a Beneficial Interest in the following:

      (1)   any Security owned individually by the Access Person;

      (2) any Security owned jointly by the Access Person with others (e.g.- joint accounts, spousal accounts, partnerships, trusts and controlling interests in corporations); and

      (3) any Security in which a member of the Access Person's Immediate Family has a Beneficial Interest if:

            a. the Security is held in an account over which the Access Person has decision making authority (e.g. - the Access Person acts as trustee, executor, or guardian); or

            b. the Security is held in an account for which the Access person acts as a broker or investment adviser representative.

In addition, an Access Person is presumed to have a Beneficial Interest in any Security in which a member of the Access Person's Immediate Family has a Beneficial Interest if the Immediate Family member resides in the same household as the Access Person. This presumption may be rebutted if the Access Person is able to provide the Compliance Department with satisfactory assurances that the Access Person has no material Beneficial Interest in the Security and exercises no control over investment decisions made regarding the Security. Access Persons may use the form attached as Appendix 6 (Certification of No Beneficial Interest) in connection with such requests.

Any uncertainty as to whether an Access Person has a Beneficial Interest in a Security should be brought to the attention of the Compliance Department. Such questions will be resolved in accordance with, and this definition shall be subject to, the definition of "beneficial owner" found in Rule 16a-l(a) (2) promulgated under the Securities Exchange Act of 1934, as amended.

"Business Relationship" means any Managed Account, or any one person or entity that does or seeks to do, or with which TIM seeks to do, business with or on behalf of TIM or any Managed Account.

"Code" means this Code of Ethics, as amended.

"Compliance Department" means the Compliance Department of TIM.

"Designated Compliance Representative" means TIM's Chief Compliance Officer and Senior Compliance Officer, or such persons' designee(s).

"Equivalent Security" means any Security issued by the same entity as the issuer of a subject Security, including options, rights, stock appreciation rights, warrants, preferred stock, restricted stock, phantom stock, bonds, and other obligations of that company or security otherwise convertible into that security. Options on securities are included even if, technically, they are issued by the Options Clearing Corporation or a similar entity.

`'Gift" means any favor; cash; credit; special discounts on goods or services; gratuitous services; loans of goods or money; entertainment, food or beverages; or anything else of value.

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

                                                                  Exhibit (p)(9)

"Immediate Family" of an Access Person means any of the following persons who reside in the same household with the Access Person:

         child                     Sibling                      step-parent
         stepchild                 son-in-law                   mother-in-law
         grandchild                daughter-in-law              father-in-law
         grandparent               brother-in-law               sister-in-law
         spouse                    Parent

Immediate Family includes adoptive relationships and other relationships (whether or not recognized by law) that the Compliance Department determines could lead to the possible conflicts of interest, diversions of corporate opportunity, or appearances of impropriety which this Code is intended to prevent.

"Investment Personnel" and "Investment Person" mean each Portfolio Manager and any Access Person who, in connection with his or her regular functions or duties provides information and advice to a Portfolio Manager or who helps execute a Portfolio Manager's decisions.

"Managed Accounts" means the portfolios of investment companies for which TIM acts as an adviser or sub-adviser, and other non-Investment Company Act clients.

"Mutual Fund Account" means an account with a mutual fund for which TIM serves as an adviser or sub-adviser.

"Portfolio Manager" means a person who has or shares principal day-to-day responsibility for managing the portfolio of a Managed Account.

"Registered Fund" means an investment company registered under the 1940 Act.

"Reportable Fund" means (i) any Registered Fund for which TIM serves as investment adviser; or (ii) any Registered Fund the investment adviser or principal underwriter for which controls TIM, is controlled by TIM or is under common control with TIM. As used in this definition, the term "control" has the same meaning as it does in Section 2(a)(9) of the 1940 Act.

"Reportable Security" means a Security, except that it does not include: (i) direct obligations of the Government of the United States; (ii) bankers' acceptances, bank certificates of deposit, commercial paper and high quality short-term instruments, including repurchase agreements; (iii) shares issued by money market funds; (iv) shares issued by money market funds; and (v) share issued by unit investment trusts that are invested exclusively in on or more open-end funds, none of which are Reportable Funds.

"Securities Transaction" means a purchase or sale or other acquisition or disposition of Securities in which an Access Person has or acquires a Beneficial Interest.

                                                                  Exhibit (p)(9)

"Security/Securities" means a security as defined in Section 202(a)(18) of the Advisers Act (in effect, all securities), including, but not limited to, stock, closed-end mutual funds, notes, bonds, debentures, and other evidences of indebtedness (including loan participations and assignments), limited partnership interests, investment contracts, and all derivative instruments of the foregoing, such as options and warrants.

"Supervised Person" means (i) any partner, officer or director of TIM, or other person occupying a similar status or performing a similar function; (ii) any employee of TIM; and (iii) any other person who provides investment advice on behalf of TIM and is subject to TIM's supervision and control.

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